Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Contact:	Investor Contact:	Agency Contact:
Maureen Hart	James Kawski	Stacy Grisinger
Axcelis Technologies, Inc.	Axcelis Technologies, Inc.	The Loomis Group Inc.
Tel: (978) 787-4266	Tel: (978) 787-4000	Tel: (617) 638-0022
Fax: (978) 787-4275	Fax: (978) 787-9133	Fax: (617) 638-0033
maureen.hart@axcelis.com	investor.relations@axcelis.com	grisingers@loomisgroup.com

Axcelis to Consolidate Maryland-based Cleaning and Curing Group

Actions Expected to Reduce Operating Expenses by $5 Million on an Annualized Basis

BEVERLY, Mass. — November 24, 2004 – Axcelis Technologies Inc. (NASDAQ: ACLS) today announced that it will consolidate the administrative offices and development and customer support operations of its Cleaning and Curing product group, based in Rockville, Maryland, into its headquarters and manufacturing facility in Beverly, MA. The consolidation is part of the Company’s ongoing initiative to reduce its fixed cost infrastructure and to enhance profitability and cash flow.

The Company estimates the move will reduce operating expenses by approximately $5 million on an annualized basis, the benefits of which will begin to be realized when the relocation is completed in the third quarter of 2005. The Company estimates the costs of the consolidation to be incurred over the next three quarters to be approximately $10 million. The Rockville facility employs roughly 120 people, the majority of whom have been offered employment at Axcelis’ corporate headquarters.

Steve Bassett, chief financial officer, said, “Consolidating our organization will improve operating leverage and enhance profitability throughout all phases of the cycle.  This action is one of several ongoing processes to control costs and improve productivity throughout the Company.”

Mary Puma, president and chief executive officer, said, “Our focus remains on maintaining our leadership position in ion implant, while increasing our presence in dry strip and selected emerging applications.  The strength of our product portfolio, combined with ongoing improvements in operational leverage, will position us well for continued profitability going forward.”

Safe Harbor Statement

This document contains forward-looking statements under the SEC safe harbor provisions including the Company’s projected savings from the consolidation, expected timing of the consolidation, costs related to the consolidation and expected profitability. These statements are based on management’s current expectations and should be viewed with caution. They are subject to various risks and uncertainties, many of which are outside the control of the Company, including our ability to implement successfully our profit plans, including headcount reduction and other cost-containment initiatives.  These risks and other risk factors relating to Axcelis are described more fully in the most recent Form 10-K filed by Axcelis and in other documents filed from time to time with the Securities and Exchange Commission.

About Axcelis Technologies, Inc.

Axcelis Technologies, Inc., headquartered in Beverly, Massachusetts, provides innovative, high-productivity solutions for the semiconductor industry. Axcelis is dedicated to developing enabling process applications through the design, manufacture and complete life cycle support of ion implantation, dry strip and emerging applications. Axcelis Technologies has key technology centers in Beverly, Massachusetts, and Toyo, Japan through its joint venture, SEN. The company’s Internet address is: www.axcelis.com.

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